EXHIBIT 99.1

American National Announces Second Quarter 2010 Results

GALVESTON, Texas, July 26, 2010 (GLOBE NEWSWIRE) -- American National Insurance Company (Nasdaq:ANAT) announced second quarter 2010 net income of $26,622,000 ($1.00 per diluted share) compared to a net loss of $4,355,000 ($0.16 per diluted share) for the same period in 2009.

Second quarter after tax operating earnings, which exclude net realized investment gains and losses, were $14,763,000 ($0.55 per diluted share), a $13,432,000 increase over the $1,331,000 ($0.05 per diluted share) in earnings for the same period in 2009. The after tax realized investment gains of $11,859,000 ($0.45 per diluted share) for the second quarter of 2010 compare with net realized losses of $5,686,000 ($0.21 per diluted share) for the second quarter of 2009.

Net income for the six months ended June 30, 2010 increased to $61,400,000 ($2.30 per diluted share) from a net loss of $52,050,000 ($1.96 per diluted share) for the first half of 2009.

After tax operating earnings for the first six months of 2010, which exclude net realized investment gains and losses, were $38,818,000 ($1.46 per diluted share) compared with $1,386,000 ($0.05 per diluted share) for the same period in 2009. After tax net realized investment gains totaled $22,582,000 ($0.84 per diluted share) for the first six months of 2010 compared with a net realized loss of $53,436,000 ($2.01 per diluted share) for the same period of 2009. The 2009 realized losses were primarily the result of $47,871,000 (after-tax) in other-than-temporary impairments of investments in marketable securities.

Revenues for the six months ended June 30, 2010 were up 8.9% from the same period in 2009, which was significantly impacted by other-than-temporary impairments. Investment income increased by over 5%.

Total operating earnings for the first half of 2010 improved as a result of increases in the life and annuity segments. Earnings from the property and casualty segment were once again impacted by catastrophe losses. Total catastrophe losses increased by $20.2 million (after tax) in the first six months of 2010 compared with the same period in 2009. Excluding the catastrophe losses, earnings in the property and casualty segment increased due to a significant improvement in the auto loss ratios.

Total assets as of June 30, 2010 grew to $20.7 billion, a 2.7% increase from the end of 2009. Stockholders' Equity as of June 30, 2010 was $3.5 billion, up slightly from the end of 2009. Book value per basic share was $130.98 at June 30, 2010 as compared to $130.29 per share at December 31, 2009.

American National Insurance Company
COMPARATIVE OPERATIONAL HIGHLIGHTS
Compiled on a GAAP basis (Preliminary & Unaudited)*

	Quarter Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Revenues	$ 750,569,000	$ 727,790,000	$ 1,502,855,000	$ 1,379,787,000
After-tax earnings (losses):
Operating earnings **	$ 14,763,000	$ 1,331,000	$ 38,818,000	$ 1,386,000
Net realized investment gains (losses)	$ 11,859,000	$ (5,686,000)	$ 22,582,000	$ (53,436,000)
Net income (loss)	$ 26,622,000	$ (4,355,000)	$ 61,400,000	$ (52,050,000)

Per share earnings (losses):
Operating earnings – Diluted **	$ 0.55	$ 0.05	$ 1.46	$ 0.05
Net realized investment losses – Diluted	$ 0.45	$ (0.21)	$ 0.84	$ (2.01)
Net income (loss) – Diluted	$ 1.00	$ (0.16)	$ 2.30	$ (1.96)

Weighted average number of shares upon which computations are based:
Diluted **	26,669,828	26,498,832	26,669,828	26,498,832
Basic	26,558,832	26,498,832	26,558,832	26,498,832
As of
	June 30, 2010	December 31, 2009

Book value per basic share	$ 130.98	$ 130.29

* Results are preliminary and unaudited. American National expects to timely file its second quarter 2010 Form 10-Q in August
** Operating earnings exclude after-tax realized investment gains and losses. The sum of Operating earnings (losses) and Net realized investment gains (losses) is equal to Net income (loss).

American National Insurance Company (American National), headquartered in Galveston, Texas was founded in 1905 and is licensed to conduct the business of insurance in all states except New York. American National has been evaluated and assigned the following ratings by nationally recognized rating agencies: A (Excellent) by A.M. Best Company, third highest of 13 active company ratings noted as "An excellent ability to meet their ongoing insurance obligations" and AA- (Very Strong) by Standard & Poor's, fourth highest of 20 active company ratings noted as "Very strong financial security characteristics, differing only slightly from those rated higher."

American National is a family of companies that has, on a consolidated GAAP basis, $20.7 billion in assets, $17.2 billion in liabilities and $3.5 billion in stockholders' equity. The American National family of companies offers a broad line of products and services, which include life insurance, annuities, health insurance, credit insurance, pension products and property and casualty insurance for personal lines, agribusiness, and targeted commercial exposures. American National's major insurance subsidiaries include American National Life Insurance Company of Texas, Standard Life and Accident Insurance Company, Garden State Life Insurance Company, American National Life Insurance Company of New York, American National Property and Casualty Company, Farm Family Life Insurance Company, Farm Family Casualty Insurance Company and United Farm Family Insurance Company.

The American National Insurance Company logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7772

For more information, including company news and investor relations information, visit the company's web site at www.anico.com.

The statements contained in this release that are not historical statements, including statements regarding future performance, plans and projections, are forward-looking statements based on management's current expectations. Such forward-looking statements are made under "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements involve certain risks and uncertainties detailed in the Company's financial statements and in the Company's most recent Form 10-K filed with the Securities and Exchange Commission. Actual results may differ materially from these statements due to changes in business, regulatory, competitive, market, economic, and political factors that are beyond our control. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

CONTACT:  American National Insurance Company
          Steve Pavlicek
          (409) 766-6447